                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant    /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /    Preliminary Proxy Statement
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12


                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:


/ /    Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount previously paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

Notes:

[LOGO]

Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts 01960

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                January 26, 2000

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Applied Extrusion Technologies, Inc. will be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Wednesday, January 26, 2000 for the following purposes:

    1.  To elect two Class II directors.

    2. To increase the aggregate number of option shares available for grant under the Corporation's 1994 Stock Option Plan.

    3. To transact any other business that may properly come before the Meeting or any adjournment thereof.

    Stockholders of record at the close of business on December 8, 1999 are entitled to notice of and to vote at the Meeting.

    If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,
                                          Gerald M. Haines II
                                          Secretary

December 17, 1999

                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 26, 2000

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The enclosed form of proxy is solicited on behalf of the Board of Directors of Applied Extrusion Technologies, Inc. ("AET" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 a.m. on Wednesday, January 26, 2000 or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted
(i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

    The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its directors, officers and regular employees to solicit proxies personally and by mail, telephone or telegram from brokerage houses and other shareholders. The Company has retained the services of MacKenzie Partners, Inc. to assist with the solicitation of proxies on behalf of the Company, at an anticipated cost of approximately $5,000 plus expenses. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

    In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on December 8, 1999 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 11,392,096 shares of Common Stock, each of which is entitled to one vote on each matter to come before the Meeting. This proxy statement and the enclosed proxy are being mailed to Stockholders on the same date as the date of the Notice of Annual Meeting.

    Consistent with state law and under the Company's by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy at a meeting, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. The majority of votes properly cast shall determine all matters other than elections to office, and the two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter.

    The Annual Report to Stockholders for AET's fiscal year ended September 30, 1999 accompanies this proxy statement. The principal executive offices of AET are located at 3 Centennial Drive, Peabody, Massachusetts 01960.

                                   ITEM NO. 1
                             ELECTION OF DIRECTORS

    The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, both of whom are currently directors of the Company, unless authority to vote for the election of one or more of such nominees is withheld by marking the proxy to that effect.

    Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Pursuant to the Restated Certificate of Incorporation and By-laws, the nominees include the two directors standing for reelection and designated as Class II Directors, whose terms expire at the 2000 Annual Meeting. The enclosed proxy cannot be voted for a greater number of persons than two.

    If Item No. I is approved, Nader A. Golestaneh and Paul W. Marshall will be elected as Class II Directors for a term of three years expiring at the 2003 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

    It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

NOMINEES

NAME, AGE (AS OF DECEMBER 1, 1999),                           DIRECTOR     TERM
BUSINESS AND CURRENT DIRECTORSHIPS                             SINCE     EXPIRES
-----------------------------------                           --------   --------
NADER A. GOLESTANEH, 39--Director of the Company; since           1986       2000
  1990, President of Centremark Properties, Inc., a real
  estate management and development company; since 1986,
  attorney in private practice in Boston, Massachusetts.

PAUL W. MARSHALL, 57--Director of the Company; since 1996,        1986       2000
  Professor of Management, Harvard Business School; from
  1992 to 1997, Chairman of the Board and Chief Executive
  Officer of Rochester Shoe Tree Company, Inc., a
  manufacturer and distributor of cedar shoe trees and other cedar and shoe care products; from 1989 to 1991, Chairman
  of Industrial Economics Company, a management consulting
  firm; from 1989 to 1992, Adjunct Professor, Harvard
  Business School; Director of Raymond James Financial
  Corporation, a regional brokerage firm.

CURRENT DIRECTORS

NAME, AGE (AS OF DECEMBER 1, 1999)                            DIRECTOR     TERM
BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                  SINCE     EXPIRES
---------------------------------------------                 --------   --------
RICHARD G. HAMERMESH, 51--Director of the Company; since          1986       2001
  June 1998, a director of Vialog Corporation, a provider of audio, video, and internet conferencing services; since
  August 1987, Managing Partner, Center for Executive
  Development, an independent executive education and
  training firm; Director of BE Aerospace, Inc., a
  manufacturer of cabin interior products for commercial
  aircraft.

NAME, AGE (AS OF DECEMBER 1, 1999)                            DIRECTOR     TERM
BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                  SINCE     EXPIRES
---------------------------------------------                 --------   --------
JOSEPH J. O'DONNELL, 55--Director of the Company; since           1986       2001
  1978, Chairman of the Board and Chief Executive Officer of
  Boston Concessions Group, Inc., a company that manages
  food service operations in ski areas, amusement parks,
  restaurants and theaters.

AMIN J. KHOURY, 60--Founder and Chairman of the Board of          1986       2002
  Directors of the Company since October 1986; from October
  1986 to August 1993, Chief Executive Officer of the
  Company; President of the Company from August 1988 through
  November 1992; Founder and Chairman of the Board of
  Directors of BE Aerospace, Inc., a manufacturer of cabin
  interior products for commercial aircraft; Director of
  Brooks Automation,  Inc., a leading supplier of integrated automation systems for the global semiconductor, data
  storage, and flat panel display manufacturing industries;
  Director of Synthes-Stratec, Inc., a leading manufacturer
  of orthopedic trauma fixation devices.

THOMAS E. WILLIAMS, 53--Director, President and Chief             1992       2002
  Operating Officer of the Company since December 1992;
  Chief Executive Officer of the Company since August 1993;
  from 1988 until 1992, President and Chief Executive
  Officer of Home Innovations, Inc., a home furnishings
  company; from 1980 until 1988, held a number of executive
  positions with PepsiCo, Inc.

MARK M. HARMELING, 46--Director of the Company; since 1991,       1986       2002
  President of Bay State Realty Advisors, a real estate
  consulting firm; from 1997 to 1999, an executive of The
  A.G. Spanos Corporation, a leading developer of
  multi-family residential complexes; from 1985 to 1991,
  President of Intercontinental Real Estate Corporation, a
  real estate holding and development corporation; Director
  of Universal Holding Corporation, an insurance holding
  company.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held four meetings during the fiscal year ended September 30, 1999. Each incumbent director attended at least 75% of the Board meetings and the meetings held by committees on which he served during such fiscal year. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). The Company does not have a standing Nominating Committee.

    The Audit Committee, composed of Richard G. Hamermesh and Joseph J. O'Donnell, held two meetings during the fiscal year ended September 30, 1999. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls, and reviews with the independent auditors the scope and results of their audit, as well as the scope of the auditor's internal activities.

    The Compensation Committee, which in fiscal 1999 was composed of Nader A. Golestaneh and Mark M. Harmeling, held two meetings and acted pursuant to written consent on five occasions during the fiscal year ended September 30, 1999. The Compensation Committee provides recommendations to, and may act on behalf of, the Board regarding compensation matters, and administers the Company's stock option and compensation plans.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 1999 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company,
(ii) each of the chief executive officer and the Company's four other most highly compensated executive officers who were serving at the end of fiscal 1999 (collectively, the "Named Executive Officers") and each director of the Company, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              ---------------------------
                                                                              PERCENT OF
                                                              NUMBER OF       OUTSTANDING
NAMES                                                          SHARES          SHARES(1)
-----                                                         ---------       -----------
Dimensional Fund Advisors Inc. .............................    867,900           7.62%
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, CA 90401
J. & W. Seligman & Co. Incorporated.........................    750,615           6.59%
  100 Park Avenue--8(th) Floor
  New York, NY 10006
T. Rowe Price Associates, Inc. .............................    750,000(2)        6.58%
  100 E. Pratt Street
  Baltimore, MD 21202
Wellington Management Company, LLP .........................    626,000           5.50%
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, PA 15258
The Clark Estates, Inc. ....................................    571,900           5.02%
  One Rockefeller Plaza
  New York, NY 10020
Thomas E. Williams*+........................................    475,156(3)        4.17%
Amin J. Khoury*+............................................    396,500(4)        3.48%
David N. Terhune*...........................................    268,338(5)        2.36%
Paul W. Marshall+...........................................     74,382(6)          **
Mark S. Abrahams*...........................................     66,751(7)          **
Anthony J. Allott*..........................................     63,185(8)          **
Joseph J. O'Donnell+........................................     52,500(9)          **
Mark M. Harmeling+..........................................     52,500(10)         **
Richard G. Hamermesh+.......................................     48,375(11)         **
Nader A. Golestaneh+........................................     30,000(12)         **
All directors and executive officers as a group (11           1,548,453(13)      13.59%
  persons)..................................................

------------------------

*   Named Executive Officer

+   Director of the Company

**  Less than 1 percent

(1) For purposes of determining beneficial ownership, owners of options exercisable within sixty days are considered the beneficial owners of the shares of Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the Securities and Exchange Commission) that only the person or persons whose ownership is being reported has exercised such options for Common Stock. As of December 1, 1999, there were 11,392,096 shares of Common Stock issued and outstanding.

(2) Includes holdings attributable to T. Rowe Price Small Cap Value Fund, Inc.

(3) Includes (i) 412,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days,
    (ii) 11,300 shares held by the AET Executive Deferred Compensation Plan Trust, (iii) 8,315 shares held by the 1996 AET Employee Stock Purchase Plan, and (iv) 3,040 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Williams.

(4) Includes 337,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(5) Includes (i) 237,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days,
    (ii) 3,734 shares held by the AET Executive Deferred Compensation Plan Trust, (iii) 2,728 shares held by the 1996 AET Employee Stock Purchase Plan, and (iv) 2,813 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Terhune.

(6) Includes (i) 10,000 shares held by Mr. Marshall as trustee of the Paul Marshall Self Employed Retirement Plan and (ii) 52,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(7) Includes (i) 56,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days,
    (ii) 2,681 shares held by the AET Executive Deferred Compensation Plan Trust, and (iii) 2,820 shares held in the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Abrahams.

(8) Includes (i) 51,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 600 shares held by the AET Executive Deferred Compensation Plan Trust,
    (iii) 2,013 shares held by the 1996 AET Employee Stock Purchase Plan, and
    (iv) 3,119 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Allott.

(9) Includes 52,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(10) Includes 52,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days. Excludes 87,057 shares held in trusts for the benefit of Mr. Harmeling's children, of which Mr. Harmeling disclaims all beneficial interest.

(11) Includes 26,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(12) Includes 30,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(13) Includes and excludes the shares described in notes (3) through (12).

                             EXECUTIVE COMPENSATION

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Stock Option and Compensation Committee (the "Compensation Committee"), which is responsible for review and approval of compensation matters relating to executive officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for fiscal 1999.

    The Company's executive compensation program is designed to recruit, retain, reward and motivate talented executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing oriented polypropylene and apertured films industries.

    The Company relies primarily on four compensation components to motivate executive performance: annual salary, incentive cash bonuses, retirement benefits, and stock-based incentive compensation. Each of the Executive Officers of the Company has an employment agreement which establishes an annual base salary at a level the Company believes is at least comparable to companies in its industry and consistent with the range for comparable companies. To determine salary ranges for its executives, each year the Company utilizes a variety of compensation surveys generated by one or more independent consulting firms with expertise in compensation matters, and examines the compensation levels of executives with similar responsibilities in comparable organizations. Annual base salary of executives is targeted at levels which, together with incentive bonuses, would provide annual cash compensation to individual executives that is within the range of prevailing market compensation levels, with a significant portion of the executive's total cash compensation tied to whether corporate and/or unit performance for the year in question was above, below, or consistent with the Committee's expectations.

    In addition to base salary, each Executive Officer is eligible to receive an incentive cash bonus at the end of each fiscal year based upon corporate performance, that officer's individual performance, and in certain cases group performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to operating earnings and net income for the year compared to targets set forth in the Company's annual Business Plan approved by the Board of Directors at the beginning of each fiscal year. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria.

    While skeptical about the significance of short-term fluctuations in stock price, the Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

    During its most recent fiscal year, despite achieving the majority of its financial and strategic objectives aimed at creating long-term shareholder value, for the fourth consecutive year the Company did not pay cash bonuses for fiscal 1999 to the Chairman, the Chief Executive Officer, and the Chief Operating Officer of the Company. The Company did grant stock options to more than 40 employees, including Named Executive Officers, upon the recommendation of management and approval of the Compensation Committee.

    The compensation of Thomas E. Williams, the Company's Chief Executive Officer was determined using the methods described above. Mr. Williams' salary for fiscal year 1999 remained unchanged from the prior year, and Mr. Williams received no bonus compensation. Mr. Williams was granted options to purchase 75,000 shares of Common Stock of the Company, in view of the successful achievement of several strategic objectives in fiscal 1998 and 1999, and to provide additional incentives designed to retain and motivate to Mr. Williams. The new options vest in four equal annual installments commencing on the first anniversary of the grant date.

    The Company entered into long-term employment agreements with Amin J. Khoury, who serves as Chairman of the Board of the Company, Thomas E. Williams, who serves as President and Chief Executive Officer of the Company, David N. Terhune, who serves as Executive Vice President and Chief Operating Officer of the Company, Anthony J. Allott, who serves as Vice President, Chief Financial Officer and Treasurer, and Mark S. Abrahams, who serves as Vice President and General Manager, Specialty Nets and Nonwovens Division of the Company. See "Employment Contracts" below. Prior to entering into the employment agreements with Messrs. Khoury, Williams, and Terhune, the Company engaged the services of two nationally recognized independent compensation consulting firms who consulted with the Compensation Committee and provided survey information relating to numerous aspects of compensation and benefits provided for executive officers of comparable organizations.

    With respect to the above matters, the Compensation Committee submits this report.

       STOCK OPTION AND COMPENSATION COMMITTEE
       Mark M. Harmeling
       Nader A. Golestaneh

    The following tables set forth information with respect to the compensation of the Named Executive Officers earned during fiscal 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                         ANNUAL COMPENSATION                COMPENSATION
                                             --------------------------------------------   ------------
                                                                           OTHER ANNUAL        STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)(1)   BONUS($)(1)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------       --------   ------------   -----------   ---------------   ------------   ---------------
Thomas E. Williams..............    1999       415,000             --               --         75,000            40,332(2)
  President and                     1998       415,000             --               --         50,000            36,825(2)
  Chief Executive Officer           1997       404,700             --               --             --            37,898(2)

Amin J. Khoury..................    1999       415,000             --               --         75,000                --
  Chairman of the Board             1998       415,000             --               --         50,000                --
                                    1997       404,700             --               --             --                --

David N. Terhune................    1999       315,000             --               --         50,000            26,735(3)
  Executive Vice President          1998       315,000             --               --         50,000            33,100(3)
  and Chief Operating Officer       1997       310,000             --               --             --           113,829(3)

Anthony J. Allott...............    1999       208,333        110,000               --         37,500             7,200(4)
  Vice President, Chief
    Financial                       1998       178,750         50,000               --         12,500             5,600(4)
  Officer and Treasurer             1997       152,500             --               --         20,000             9,750(4)

Mark S. Abrahams................    1999       208,000             --               --         25,000             7,200(4)
  Vice President and General        1998       193,333        138,000               --         12,500             5,600(4)
  Manager, Specialty Nets &         1997       184,000        117,000               --             --             9,750(4)
  Nonwovens Division

------------------------

(1) Includes amounts earned but deferred by the executive officer at the election of those officers pursuant to the Company's 401(k) Savings and Profit Sharing Plan or Executive Deferred Compensation Plan.

(2) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Williams.

(3) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Terhune; for 1997 and 1998, includes moving and relocation expenses paid to Mr. Terhune.

(4) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                      ------------------------------------------------------      VALUE AT ASSUMED
                                                     % OF TOTAL                                 ANNUAL RATES OF STOCK
                                                      OPTIONS                                  PRICE APPRECIATION FOR
                                                     GRANTED TO                                   OPTION TERM($)(2)
                                       OPTIONS      EMPLOYEES IN     EXERCISE     EXPIRATION   -----------------------
NAME                                  GRANTED(#)   FISCAL YEAR(1)   PRICE($/SH)      DATE          5%          10%
----                                  ----------   --------------   -----------   ----------   ----------   ----------
Thomas E. Williams..................    75,000           14.28%       $5.563       03/15/09     $262,391     $664,949
Amin J. Khoury......................    75,000           14.28%       $5.563       03/15/09     $262,391     $664,949
David N. Terhune....................    50,000            9.52%       $5.563       03/15/09     $174,927     $443,299
Mark S. Abrahams....................    25,000            4.76%       $5.563       03/15/09     $ 87,464     $221,650
Anthony J. Allott...................    37,500            7.14%       $5.563       03/15/09     $131,195     $332,475

------------------------

(1) Options were granted to over 40 employees through the course of fiscal 1999.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the U.S. Securities and Exchange Commission. The potential realizable values stated are not discounted to their net present value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                        NUMBER OF        UNEXERCISED OPTIONS
                                                                   UNEXERCISED OPTIONS      IN-THE-MONEY
                                                                      AT FY-END (#)         AT FY-END ($)
                                  SHARES ACQUIRED      VALUE          EXERCISABLE/          EXERCISABLE/
NAME                              ON EXERCISE (#)   REALIZED ($)      UNEXERCISABLE       UNEXERCISABLE(1)
----                              ---------------   ------------   -------------------   -------------------
Thomas E. Williams..............           --               --       412,500/112,500      $610,438/$149,963
Amin J. Khoury..................           --               --       337,500/112,500      $ 76,563/$149,963
David N. Terhune................           --               --        237,500/87,500      $ 48,438/$104,663
Mark S. Abrahams................           --               --         56,250/31,250      $  71,250/$45,300
Anthony J. Allott...............           --               --         51,250/48,750      $       0/$67,950

------------------------

(1) The closing price for the Company's Common Stock on the Nasdaq National Market System on September 30, 1999, the last trading day of the fiscal year, was $7.375 per share.

COMPENSATION OF DIRECTORS

    Directors of the Company receive compensation of $2,500 per quarter, and Directors who are also committee members receive an additional $1,250 per quarter for each committee on which they serve. Directors who are not officers of the Company (the "Eligible Directors") also receive a $1,000 attendance fee for each meeting which they attend. In addition, Eligible Directors are entitled to participate in the Company's 1991 Stock Option Plan for Directors (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded an option covering 5,000 shares of Common Stock on June 30 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant covering 25,000 shares of Common Stock as of the date of his or her first election as a director.

    The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows:
25% on the first anniversary of the date of grant and an additional 25% each anniversary thereafter. On June 30, 1999, each Eligible Director was awarded an option to purchase 5,000 shares of Common Stock at a price of $7.625 per share.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    THOMAS E. WILLIAMS. Mr. Williams and the Company have entered into an employment agreement pursuant to which he currently serves as President and Chief Executive Officer of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Williams currently receives an annual base salary of $415,000, and any annual incentive bonus payable to Mr. Williams is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Williams' employment other than for death, disability or cause (as defined in the agreement), or if Mr. Williams terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Williams will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. The agreement provides that Mr. Williams' base salary will increase on April 1, 2000, subject to the Board's right to cancel this increase if certain financial performance criteria have not been satisfied. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Williams will immediately vest, the performance criteria referenced above will be deemed satisfied and the April 1, 2000 salary increase to $515,000 will no longer be conditional, and the ability of the Company to relocate
Mr. Williams or terminate him for cause is limited. Mr. Williams is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

    AMIN J. KHOURY. Mr. Khoury and the Company have entered into an employment agreement pursuant to which he currently serves as Chairman of the Board of Directors of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Khoury currently receives an annual base salary of $415,000, and any annual incentive bonus payable to Mr. Khoury is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Khoury's employment other than for death, disability or cause (as defined in the agreement), or if Mr. Khoury terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Khoury will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. The agreement provides that Mr. Khoury's base salary will increase on April 1, 2000, subject to the Board's right to cancel this increase if certain financial performance criteria are not satisfied by the Company prior to the date of the increase. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Khoury will immediately vest, the performance criteria referenced above will be deemed satisfied and the April 1, 2000 salary increase to $515,000 will no longer be conditional, and the ability of the Company to relocate Mr. Khoury or terminate him for cause is limited. Mr. Khoury is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

    DAVID N. TERHUNE. Mr. Terhune and the Company have entered into an employment agreement pursuant to which he currently serves as Executive Vice President and Chief Operating Officer of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Terhune currently receives an annual base salary of $315,000, and any annual incentive bonus payable to Mr. Terhune is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Terhune's employment other than for death, disability or cause (as defined in the agreement), or if Mr. Terhune terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Terhune will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. The agreement provides that Mr. Terhune's base salary will increase on April 1, 2000, subject to the Board's right to cancel this increase if certain financial performance criteria are not satisfied by the Company prior to the date of the increase. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Terhune will immediately vest, the performance criteria referenced above will be deemed satisfied and the April 1, 2000 salary increase to $386,250 will no longer be conditional, and the ability of the Company to relocate Mr. Terhune or terminate him for cause is limited. Mr. Terhune is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

    In addition to the foregoing, the employment agreements between the Company and each of Messrs. Williams, Khoury, and Terhune entitle these executives to benefits provided pursuant to the Company's 1999 Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan adopted by the Company's Board of Directors in 1999. A participant qualifies for benefits under this plan after having been employed by the Company for at least ten years, not less than four of which must occur after adoption of the plan, or upon termination of employment as a result of death or incapacity. Benefit payments begin upon the later of the participant's sixtieth birthday or the last date of employment by the Company.

    Participants receive a monthly benefit under the plan, which is paid for ten years. The aggregate amount of these payments is based on a percentage of the greater of the participant's compensation at the time of termination or average compensation over a specified time period (as defined by the Plan), and is reduced by any amounts received under disability insurance policies paid or reimbursed by the Company. This percentage is presently equal to 25%, and will increase to 50% if certain performance targets are met, or if the participant's employment is terminated because of death or incapacity, or by the Company other than for cause, or by the executive for good reason. At the present benefit level, the plan would pay monthly benefits of $13,355, $12,795, and $7,095 to Messrs. Williams, Khoury, and Terhune, respectively, upon retirement. Following a participant's death, the participant's designee will receive the present value of benefits otherwise remaining to be paid in a discounted lump sum payment. Upon a change of control of the company, a participant may elect to receive a discounted lump sum payment, and if the Company fails to meet certain minimum financial criteria, a participant will receive the aggregate of all benefits payable to him under the plan without discount.

    The Company must make payments into a trust sufficient to fund accrued and vested benefits under the plan and, upon a change in control, must contribute an amount equal to all benefits payable under this plan, whether vested or not. The trust's assets may be used only to pay benefits under the plan or, if the Company is insolvent, to make payments to the Company's creditors.

    ANTHONY J. ALLOTT. Mr. Allott and the Company have entered into an employment agreement pursuant to which he currently serves as Vice President and Chief Financial Officer of the Company. This Agreement became effective as of April 1, 1999 and extends through March 31, 2002, subject to automatic renewals for consecutive one year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Allott currently receives an annual base salary of $220,000, and any annual incentive bonus payable to Mr. Allott is based on criteria established annually by the Company, with the maximum not to exceed 80% of his then current salary. If the Company terminates Mr. Allott's employment for any reason other than death, incapacity or cause (as defined in the agreement), or if Mr. Allott terminates his employment for good reason (as defined in the Agreement), the Company will continue to pay his base salary and average bonus (as defined in the agreement), and provide certain other benefits for the longer of eighteen months or the remaining term of the agreement. In the event of incapacity or death, Mr. Allott will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the agreement will automatically extend for a period of three years from the date of such change of control, all outstanding and unvested options held by Mr. Allott will immediately vest, and the ability of the Company to relocate Mr. Allott or terminate him for cause becomes more limited. Mr. Allott is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

    MARK S. ABRAHAMS. Mr. Abrahams and the Company have entered into an employment agreement pursuant to which he currently serves as Vice President and General Manager, Specialty Nets & Nonwovens Division. The agreement became effective on April 1, 1999 and extends through March 31, 2002, subject to automatic renewals for consecutive one year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Abrahams currently receives an annual base salary of $208,000, and any incentive bonus payable to Mr. Abrahams is based on criteria established annually by the Company. If the Company terminates Mr. Abrahams' employment for any reason other than death, incapacity or cause (as defined in the agreement), or if Mr. Abrahams terminates his employment for good reason (as defined in the Agreement), the Company will continue to pay his base salary and provide certain other benefits for the longer of one year or the remaining term of the agreement. In the event of incapacity or death, Mr. Abrahams will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, all outstanding and unvested options held by Mr. Abrahams will immediately vest, and the ability of the Company to relocate Mr. Abrahams or terminate him for cause becomes more limited. Mr. Abrahams is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Stock Market--US Index, the Dow Jones Industrial Technology Index and the Standard & Poors Manufacturing (Diversified Industry) Index from September 30, 1994 through September 30, 1999, the last trading day of fiscal 1999. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the stocks comprising the respective indices on September 30, 1994 (including reinvestment of dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG APPLIED EXTRUSION TECHNOLOGIES, THE NASDAQ STOCK
MARKET (U.S.) INDEX,
THE DOW JONES INDUSTRIAL TECHNOLOGY INDEX
AND THE S & P MANUFACTURING (DIVERSIFIED) INDEX
                                                              APPLIED EXTRUSION   NASDAQ STOCK  DOW JONES INDUSTRIAL
                                                                   TECHNOLOGIES  MARKET (U.S.)            TECHNOLOGY
Sep-94                                                                     $100           $100                  $100
Sep-95                                                                     $160           $138                  $126
Sep-96                                                                      $79           $164                  $135
Sep-97                                                                      $75           $225                  $157
Sep-98                                                                      $83           $229                  $103
Sep-99                                                                      $64           $372                  $167
*$100 INVESTED ON 9/30/94 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG APPLIED EXTRUSION TECHNOLOGIES, THE NASDAQ STOCK
MARKET (U.S.) INDEX,
THE DOW JONES INDUSTRIAL TECHNOLOGY INDEX
AND THE S & P MANUFACTURING (DIVERSIFIED) INDEX
                                                              S & P MANUFACTURING
                                                                    (DIVERSIFIED)
Sep-94                                                                       $100
Sep-95                                                                       $133
Sep-96                                                                       $172
Sep-97                                                                       $239
Sep-98                                                                       $215
Sep-99                                                                       $338
*$100 INVESTED ON 9/30/94 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

    The stock prices on the Performance Graph are not necessarily indicative of future stock price performance. Each of the Report of the Compensation Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, including written representations of its directors and officers that no other reports were required, during the fiscal year ended September 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by those parties.

                                   ITEM NO. 2
                    APPROVAL OF INCREASE IN NUMBER OF SHARES
              AUTHORIZED FOR ISSUANCE UNDER 1994 STOCK OPTION PLAN

    Under the Company's 1994 Stock Option Plan (the "1994 Plan"), an aggregate of 2,350,000 shares of Common Stock have been reserved for issuance. The Company is presently seeking to increase the aggregate number of shares available for grants of options under the 1994 Plan from 2,350,000 to 2,850,000. The market value of the remaining 2,228,001 shares reserved for issuance in connection with unexercised or unissued options under the 1994 Plan was $14,064,256 as of December 1, 1999.

    Management believes that additional shares of Common Stock are needed for issuance under the 1994 Plan so that sufficient awards can continue to be made to attract, retain and motivate key employees of the Company and its subsidiaries. As of December 1, 1999, not taking into account this proposal to increase the number of shares available for grants, there were 132,126 remaining shares available for future option grants under the 1994 Plan.

    The following table sets forth information with respect to the options granted pursuant to the 1994 Plan through December 1, 1999:

                             1994 STOCK OPTION PLAN
                              OPTION GRANT SUMMARY

---------------------------------------------------------------------------------
                                                     OPTIONS     WEIGHTED AVERAGE
NAME                                                GRANTED(#)    EXERCISE PRICE
----                                                ----------   ----------------
Thomas E. Williams................................    275,000         $7.29

Amin J. Khoury....................................    275,000         $7.29

David N. Terhune..................................    265,000         $7.51

Mark S. Abrahams..................................     57,500         $7.11

Anthony J. Allott.................................    100,000         $7.28

Executive Officers, as a group....................  1,015,000         $7.36

Non-Executive Directors, as a group...............          0            --

Non-Executive employees, as a group...............  1,426,750         $7.42

    The 1994 Plan is administered by the Compensation Committee and provides for the grant of incentive stock options pursuant to Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options, to officers, employees, consultants or advisors of the Company and its subsidiaries (in total, approximately 1060 persons as of December 1, 1999). Directors who are also employees, consultants or advisors are eligible to participate in the 1994 Plan.

    The exercise price of options granted under the 1994 Plan is determined by the Compensation Committee; provided that the exercise price of stock options may not be less than 100% (110% in the case of incentive options granted to an owner of more than 10% of the Company's Common Stock) of the fair market value of the Common Stock on the date of grant. Options expire no more than 10 years after the date of grant (5 years after the date of grant for owners of more than 10% of the Company's Common Stock in the case of incentive stock options). Options generally vest and become exercisable 25% per year over a four year period from the date of grant. Generally, unvested options expire upon termination of employment or death, and vested options expire three months after the termination of employment, subject to special provisions in the case of death.

    FEDERAL TAX EFFECTS. The following general summary of federal income tax consequences, based on the law as currently in effect, does not purport to be a complete description of federal or other tax aspects of the 1994 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

    INCENTIVE STOCK OPTIONS. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option, the participant's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). If the participant is required to pay the AMT by reason of exercising an incentive stock option, he or she may be able to credit a portion of the AMT against his or her regular tax liability in subsequent years.

    If the participant does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted or within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding period requirements have been satisfied (a "disqualifying disposition"), the participant will realize ordinary income generally equal to the difference between the option price and the value of the shares on the date of exercise. The Company will be entitled to a corresponding deduction. In the case of a disqualifying disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis for the stock. A disqualifying disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the participant as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

    In the event a participant pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the participant upon exercise of an incentive stock option will be a disqualifying disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive option pursuant to which the surrendered shares were acquired.

    The rules described above for incentive stock options assumes that the participant exercises the incentive stock option while an employee of the Company or within three months following termination. If an incentive stock option is exercised after the expiration of such periods, the stock option will be treated for tax purposes as a non-statutory stock option.

    Incentive stock options granted pursuant to the 1994 Plan are treated for tax purposes as non-statutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which such options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option.

    NON-STATUTORY STOCK OPTIONS. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When a participant exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income in the amount of the difference between the option price and the then-market value of the shares, and the Company is entitled to a corresponding deduction (subject to satisfying its reporting obligation). The tax is due regardless of whether the optionee sells the stock acquired upon exercise of the option.

    If a participant exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

    An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, is required to approve the amendment to the 1994 Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

                            ------------------------

                                 AUDIT MATTERS

    Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending September 30, 2000, and to report the results of their examination.

    A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders submitted for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than August 19, 2000 in order to be included in the Company's proxy statement for the 2001 Annual Meeting. In addition, if a stockholder wishes to present a proposal at the Company's 2001 Annual Meeting that will not be included in the Company's proxy statement and fails to notify the Company by no later than November 2, 2000, then the proxies solicited by the Board of Directors for the 2001 Annual Meeting will include discretionary authority to vote on the stockholder's proposal in the event that it is properly brought before the meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                   FORM 10-K

    A COPY OF AET'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO: APPLIED EXTRUSION TECHNOLOGIES, INC., ATTN: GERALD M. HAINES II, SECRETARY, 3 CENTENNIAL DRIVE, PEABODY, MASSACHUSETTS 01960.

                                   DETACH HERE

             ANNUAL MEETING OF APPLIED EXTRUSION TECHNOLOGIES, INC.

                                JANUARY 26, 2000

         The undersigned hereby constitutes and appoints Messrs. Anthony J. Allott and Gerald M. Haines II, or either of them, with power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of Applied Extrusion Technologies, Inc. to be held on January 26, 2000 at the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director and of the increase to the 1994 Stock Option Plan, and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournments thereof.



/SEE REVERSE/                                                                 /SEE REVERSE/
/     SIDE  /   CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE        /   SIDE    /


                      APPLIED EXTRUSION TECHNOLOGIES, INC.

                                (NASDAQ NMS-AETC)











                                   DETACH HERE


/X/      PLEASE MARK
         VOTES AS IN
         THIS EXAMPLE.

                         PLEASE DO NOT FOLD THIS PROXY.


                                                                                                         FOR    AGAINST    ABSTAIN
1.   Election of Directors                                    2.   To approve an increase in the         / /     / /          / /
     The undersigned hereby GRANTS authority to                    number of option shares
     elect the following nominees:                                 available for grant under the
     Nominees: Nader A. Golestaneh and Paul W. Marshall            Company's 1994 Stock Option Plan.

         FOR ALL   /   /      /   /   WITHHELD FROM
         NOMINEES  /   /      /   /   ALL NOMINEES


/   /
     -------------------------------------------------
     For all nominees except as noted above



                                                              MARK HERE FOR ADDRESS CHANGE AND NOTE HERE:   /   /



                                                              Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.




Signature:                                  Date:                 Signature:                              Date:
          ---------------------------------      --------------             -----------------------------      --------------
